Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Future Vision ll Acquisition Corp.

We consent to the inclusion in the foregoing Registration Statement of Future Vision ll Acquisition Corp. (the “Company”) on the Form S-1 of our report dated on March 28, 2024, relating to our audits of the accompanying balance sheet of the Company as of February 29, 2024, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from January 30, 2024 (inception) through February 29, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 30, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us